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                                                                Exhibit 16.1


                             MARCUM & KLIEGMAN LLP
--------------------------------------------------------------------------------
                   Certified Public Accountants & Consultants
    A LIMITED LIABILITY PARTNERSHIP CONSISTING OF PROFESSIONAL CORPORATIONS


July 14, 2003

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Disagreements with Statements Made by Phlo Corporation (the "Company") in its Form 8-K filed on June 10, 2003

Gentlemen:

As the former auditors of record for the Company, we have reviewed the Form 8-K filed by the Company on July 10, 2003. This letter will serve as Marcum's required letter pursuant to Item 304(a)(3) of Regulation S-K.

We disagree with the Company's statement in its Form 8-K, which merely stated that on July 2, 2003, Phlo Corporation (the "Company") dismissed Marcum & Kliegman LLP ("M&K") as its independent accountant." This statement omits material information regarding the recent dispute between the Company and us.

On June 26, 2003, Anne P. Hovis, Executive Vice President and General Counsel of the Company, as well as a member of the Board of Directors of the Company, made certain statements which threatened this accounting firm, as well as its Managing Partner, Jeffrey Weiner, and otherwise attempted to improperly influence and/or coerce this firm in regard to our audit of the financial statements of the Company for the year ended March 31, 2003. In addition, as of June 26, 2003, the Company owed this firm substantial sums of money for prior audit and review work, as well as other services. Ms. Hovis' threats, and the substantial sums due this firm by the Company, called into serious question whether we remain "independent" under Section 303(a) of the Sarbanes-Oxley Act of 2002, as well as new SEC Rules 13b2-2(b)(1) and 13b2-2(c)(2), effective the next day, namely, June 27, 2003. By letters dated June 27 and July 1, 2003, our counsel made proposals to the Company, and its outside counsel, to attempt to resolve these independence issues, which proposals were rejected by the Company. The letters from our counsel made it clear that if the Company did not resolve these independence issues by 5:00 p.m. on July 2, 2003, we would resign as the auditors of record for the Company effective immediately.



130 Crossways Park Drive o Woodbury,  New York  11797-2027 o Tel  516-390-1000 o
                                Fax 516-390-1001
                 Woodbury    New York    Greenwich    Grand Cayman
                                  www.mkllp.ocm


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United States Securities and Exchange Commission
July 14, 2003
Page -2-

Before we could furnish the Company, on the morning of July 3, 2003, with our formal letter of resignation, the Company sent us during the evening of July 2nd, a letter "dismissing" us as the independent accountants for the Company.

To date, none of the independence issues have been resolved, as evidenced by a letter dated July 14, 2003 from our counsel to the Company and its outside counsel.

Copies of the letters dated June 27, July 1 and July 14, 2003 sent by our outside counsel, as well as our July 7, 2003 letter to the Company, are enclosed and are specifically incorporated herein.

We believe that the required disclosure by the Company pursuant to Item 304(a)(l)(i) should have disclosed, at minimum, the following:


     On the evening of July 2, 2003, Phlo Corporation (the "Company") dismissed Marcum & Kliegman LLP ("M&K") as its independent accountant. The Company's decision was approved by the Company's Board Directors. On July 7, 2003, the Company received formal written notification from M&K that it would have resigned as the auditors of record for the Company, effective July 3, 2003, but for the July 2, 2003 notice of dismissal. M&K had previously advised the Company, on June 27, 2003, that M&K believed that their independence may have been impaired by management's threats, on June 26, 2003, to initiate litigation against M&K, as well as its Managing Partner, and by the failure of the Company to make adequate arrangements to pay M&K for past audit, review and other services. Through a series of correspondence between M&K and/or its counsel, and the Company and/or its counsel, the Company was given until 5:00 p.m. on July 2, 2003 to resolve these independence issues. The Company failed to do so to the satisfaction of M&K. The Company is in disagreement with the position of M&K since it denies, among other things, ever having threatened M&K, or its Managing Partner, with litigation.


Very truly yours,


Marcum & Kliegman LLP,


/s/  Jeffrey M. Weiner, CPA, PC
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Managing Partner

JMW/gg

Enclosure as indicated

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